================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                      SUN TELEVISION AND APPLIANCES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                       SUN TELEVISION AND APPLIANCES, INC.
                                 6600 PORT ROAD
                              GROVEPORT, OHIO 43125


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                                                    May 29, 1998


To Our Shareholders:

         The Annual Meeting of Shareholders of Sun Television and Appliances, Inc. will be held at the Hyatt on Capitol Square, 75 East State Street, Columbus, Ohio, on Tuesday, June 30, 1998, at 10:00 a.m., Columbus time, for the following purposes:

                 (1) To elect seven directors to serve until the 1999 Annual Meeting of Shareholders or until their successors are elected.

                 (2) To ratify the appointment of KPMG Peat Marwick LLP to serve as independent public accountants for the Corporation for fiscal 1999.

                  (3) To transact any other business which may properly come before the meeting.

         You will be most welcome at the meeting, and we hope you can attend. Directors and officers of the Corporation and representatives of its independent public accountants will be present to answer your questions and to discuss its business.

         We urge you to execute and return the enclosed proxy as soon as possible so that your shares may be voted in accordance with your wishes. If you attend the meeting, you may vote in person, and your proxy will not be used.

                                        By Order of the Board of Directors,

                                        Nicholas A. Mytro
                                        Secretary


         -------------------------------------------------------------
                     PLEASE SIGN AND MAIL THE ENCLOSED PROXY
                          IN THE ACCOMPANYING ENVELOPE
               NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES
         -------------------------------------------------------------

                       SUN TELEVISION AND APPLIANCES, INC.
                                 6600 Port Road
                              Groveport, Ohio 43125

                                   ----------

                                 PROXY STATEMENT

                                   ----------


                         ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 30, 1998

                                   ----------

      This Proxy Statement is furnished to the shareholders of Sun Television and Appliances, Inc. (the "Corporation") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders to be held on June 30, 1998, and at any adjournment thereof. The enclosed proxy is solicited by the Board of Directors of the Corporation. This Proxy Statement and the enclosed proxy will be first sent or given to the Corporation's shareholders on approximately May 29, 1998.

      The shares represented by the accompanying proxy will be voted as directed if the proxy is properly signed and received by the Corporation prior to the meeting. The proxy will be voted FOR the nominees for director named herein and FOR the ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants if no direction is given to the contrary. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing a written notice with the Secretary of the Corporation prior to the Annual Meeting. Shareholders who attend the meeting may vote in person and their proxies will not be used.

      The Corporation will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Representatives of the Corporation may solicit proxies by mail, telegram, telephone or personal interview.

      Holders of record of Common Stock at the close of business on May 22, 1998 will be entitled to vote. At that date, the Corporation had 17,439,202 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock outstanding on the record date entitles the holder to one vote on each matter submitted at the Annual Meeting.

      A majority of the outstanding shares of the Corporation will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. Proxies that are marked "Withhold Authority" and broker non-votes are not counted toward such nominee's achievement of a plurality and, thus, will have no effect. Each other matter to be submitted to the shareholders at this meeting requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote. Thus, abstentions will be counted and will have the same effect as votes cast against the proposal; broker non-votes will not be counted and will have no effect.

ELECTION OF DIRECTORS

      Seven directors are to be elected to hold office until the next annual meeting of shareholders or until their successors are elected. In the absence of instructions to the contrary, it is intended that the shares represented by the enclosed proxy will be voted for the election of the seven nominees named below. With the exception of Mr. May, all nominees are currently directors of the Corporation and were elected at the last annual meeting of shareholders.

      Mr. Frank Doczi, who has been a Director of the Corporation since July 1997, will be resigning from the Board of Directors effective June 30, 1998 and is not standing for re-election.

      The Board of Directors expects each of the nominees named below to be available for election; however, in the event that any of the nominees for director should become unavailable, the number of directors of the Corporation may be decreased pursuant to the Corporation's Code of Regulations, or the Board of Directors may designate substitute nominees, in which event such shares will be voted for such substitute nominees. The seven persons receiving the highest number of votes will be elected directors.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED BELOW.

      The following sets forth certain biographical information with respect to each current director and each of the nominees for director.

      R. CARTER PATE, age 44, has been Chairman of the Board of the Corporation since February 1997 and interim President and Chief Executive Officer since May 1997. Mr. Pate is a Managing Partner of Price Waterhouse LLP ("Price Waterhouse") and a principal of Business Regeneration Services, LLC, a subsidiary of Price Waterhouse ("BRS"), since March 1996. Immediately prior to joining Price Waterhouse, Mr. Pate served as President and Chief Executive Officer of Sun Coast Industries, Inc., a manufacturer of plastic closures used to seal and package food, beverage, household, pharmaceutical, automotive and industrial products. In 1990, Mr. Pate founded Pate, Winters & Stone, Inc., a management consulting firm specializing in restructuring and reorganizations, where he served as a partner until joining Sun Coast Industries, Inc.

      MACY T. BLOCK, age 72, has been a Director of the Corporation since 1987. Mr. Block served as Chairman of the Board and Chief Executive Officer of the Corporation from April 1991 to July 1995 and served Sun T.V., Inc., the Corporation's wholly-owned operating subsidiary (the "Subsidiary"), as Chief Executive Officer from August 1986, Chairman of the Board from March 1987 and Secretary from March 1990 until the merger of the Subsidiary into the Corporation in July 1994. Mr. Block founded the predecessor to the Corporation in 1949 and was the Chief Executive Officer of the predecessor from 1959 to the time of its acquisition by the Corporation in August 1986. Mr. Block is a Director of Drug Emporium, Inc., a discount drug store chain.(1)

      NED L. SHERWOOD, age 48, has been a Director of the Corporation since 1986. Mr. Sherwood has served as President of Zaleski, Sherwood & Co., Inc. since September 1985. From December 1981 through August 1985, he served as Vice President of AEA Investors, Inc. From 1976 through December 1981, Mr. Sherwood served as a Vice President of the General Development Group of W.R. Grace & Co., Inc. Mr. Sherwood is a director of Kaye Group, Inc., an insurance holding company, Market Facts, Inc., a custom market research firm, and Mazel Stores, Inc., a retailer and wholesaler of closeout merchandise.(1)

      THOMAS EPSTEIN, age 41, has been a Director of the Corporation since 1986. Mr. Epstein is a private investor and financial consultant. Mr. Epstein was affiliated with Zaleski, Sherwood & Co., Inc., from April 1986 to September 1990. From 1980 to 1986, Mr. Epstein was employed by Bankers Trust Company in various capacities, his last position prior to leaving Bankers Trust Company in 1986 being Vice President. Mr. Epstein is a director of Jan Bell Marketing, Inc., a retailer of fine jewelry.(1)

      PAUL D. BAUER, age 54, has been a Director of the Corporation since 1995. Mr. Bauer was, from 1989 until his retirement in 1993, Executive Vice President and Chief Financial Officer of Tops Markets, Inc., a grocery chain headquartered in Buffalo, New York, operating stores in Western and Central New York and Northern Pennsylvania. He joined Tops Markets, Inc. in 1970 following employment from 1965 as an accountant with Peat, Marwick, Mitchell & Co.

      BRADY J. CHURCHES, age 40, has been a Director of the Corporation since 1995. Since 1995, Mr. Churches has served as President of Mazel Stores, Inc., an off-price retail and wholesale company. Before joining Mazel Stores, Inc., Mr. Churches worked for Consolidated Stores Corporation ("Consolidated") in various capacities for 19 years, most recently as Consolidated's President from 1993 to 1995. Prior to serving as Consolidated's President, Mr. Churches held the following positions with Consolidated: Executive Vice President of Merchandising, Senior Vice President of Merchandising and Vice President of Merchandising. Mr. Churches also serves as a director of Mazel Stores, Inc.(1)

      DENNIS L. MAY, age 30, was elected Executive Vice President and Chief Operating Officer of the Corporation in May 1997. From May 1996 until May 1997, Mr. May served as Vice President of Sales and Marketing. From early 1990 until May 1996, Mr. May served the Corporation in various marketing and management positions, including Home Office Products Buyer.

      FRANK DOCZI, age 60, has been a Director of the Corporation since 1997. Mr. Doczi currently serves as Special Advisor to the Chairman of Hechinger Company. Prior to that appointment, he served as the President and Chief Executive Officer of Home Quarters Warehouse, Inc. ("HQ"), a subsidiary of Hechinger Company, from 1988 until 1995. Mr. Doczi had been with HQ since its inception in 1984. He also served as a member of the Management Committee for the Hechinger Company. Prior to Mr. Doczi's association with HQ, he spent seven years with Moore's, a chain of home centers operated by Evans Products Company, where he was the Senior Vice President, General Merchandise Manager.

----------

(1) The common stock of each of the companies named is publicly traded and is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed KPMG Peat Marwick LLP, independent public accountants, as auditors for the Corporation for fiscal 1999. Although not required, the Board of Directors is submitting its selection to the shareholders of the Corporation for ratification. If the shareholders do not ratify the appointment of KPMG Peat Marwick LLP, the Board of Directors will reconsider this appointment. KPMG Peat Marwick LLP has served as the independent public accountants for the Corporation since 1997. The Board of Directors believes that the appointment of KPMG Peat Marwick LLP for fiscal 1999 is appropriate because of the firm's reputation, qualifications, and experience.

      Representatives of KPMG Peat Marwick LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF ITS APPOINTMENT OF KPMG PEAT MARWICK LLP.

INFORMATION CONCERNING THE BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

MEETINGS, COMMITTEES AND COMPENSATION OF THE BOARD

      The Board of Directors of the Corporation had a total of ten meetings (of which five were telephonic) during fiscal 1998. With the exceptions of Messrs. Bauer and Churches, each of the directors attended 75% or more of the total number of meetings of the Board and of committees of the Board on which he served during fiscal 1998. Independent directors receive $10,000 annually and $2,000 per meeting, including meetings of committees, but not including meetings held by telephone. Directors serve for a one-year term or until their successors are elected.

      The Board of Directors has standing Audit, Nominating, Executive, and Compensation and Stock Option Committees. The members of the Audit Committee during fiscal 1998 were Messrs. Bauer, Epstein, Sherwood and Doczi. The Audit Committee met twice during fiscal 1998. The Audit Committee recommends the annual appointment of the Corporation's auditors and reviews the scope of the audit and non-audit assignments and related fees, the accounting principles used by the Corporation in financial reporting, the internal financial auditing procedures and the adequacy of the Corporation's internal control procedures.

      The members of the Compensation and Stock Option Committee during fiscal 1998 were Messrs. Block, Bauer, Doczi and Churches. This committee met three times during fiscal 1998. The Compensation and Stock Option Committee has authority to fix officer compensation and to determine and administer the compensation policies with respect to officers of the Corporation and to administer the Corporation's 1991 Stock Option Plan (the "Plan"), including the selection of optionees, the determination of the amount of the grants and the timing of the grants.

      In February 1997, the Board of Directors authorized the creation of an Executive Committee to exercise the powers of the Board of Directors in the direction of the business and affairs of the Corporation during the intervals between the meetings of the Board. The members of the Executive Committee are Messrs. Bauer, Churches and Epstein. The Executive Committee met once during fiscal 1998.

      The Nominating Committee recommends to the Board of Directors the persons to be nominated for election to the Board of Directors of the Corporation at the Annual Meeting of Shareholders. The members of the Nominating Committee were Messrs. Bauer, Block and Epstein. The Nominating Committee did not meet during fiscal 1998.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth information regarding beneficial ownership of the Corporation's Common Stock by each director/nominee, the Corporation's Chief Executive Officer and each of the Corporation's other executive officers whose annual salary and bonus exceeded $100,000 and the directors/nominees and executive officers of the Corporation as a group as of May 1, 1998:



                                           NUMBER OF SHARES          PERCENT OF
                                             BENEFICIALLY            OUTSTANDING
            NAME                               OWNED(1)                SHARES
-----------------------------           ----------------------       -----------
Macy T. Block                              1,368,916(2)                 7.85%
R. Carter Pate                                     0                      *
Ned L. Sherwood                              144,586(3)                   *
Thomas Epstein                                32,066                      *
Paul D. Bauer                                  5,400(4)                   *
Brady J. Churches                              6,000                      *
Dennis L. May                                 83,622(5)                   *
Beth A. Savage                                     0                      *
James Romero                                  19,999(6)                   *
Frank Doczi                                        0                      *
All Directors and Executive
  Officers as a Group (10 persons)         1,660,589(7)                 9.52%
       *  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.

(2) All of these shares are held of record by Block Investors Partnership. Mr. Block is the trustee and sole beneficiary of a trust which is a general partner of Block Investors Partnership and, as such, is deemed to be the beneficial owner of the shares held of record by Block Investors Partnership.

(3) Includes 288 shares held by ZS Fund L.P.; Mr. Sherwood is a shareholder of a corporation which is a general partner of ZS Fund L.P.

(4)   These shares are held of record jointly by Mr. Bauer and his wife.

(5) Includes 83,622 shares for Mr. May which could have been acquired under stock options exercisable within 60 days of May 1, 1998.

(6) Includes 19,999 shares for Mr. Romero which could have been acquired under stock options exercisable within 60 days of May 1, 1998.

(7) Includes shares 83,622 for Mr. May, 19,999 shares for Mr. Romero, and 103,621 for all directors and executive officers as a group) which could have been acquired under stock options exercisable within 60 days of May 1, 1998.

OWNERSHIP OF COMMON STOCK BY PRINCIPAL SHAREHOLDERS

      As of May 1, 1998, no person was known by the Corporation to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, except as follows:


                                                           NUMBER OF SHARES            PERCENT OF
              NAME AND ADDRESS                               BENEFICIALLY              OUTSTANDING
            OF BENEFICIAL OWNERS                               OWNED(1)                  SHARES
--------------------------------------------           -------------------------     ---------------
Block Investors Partnership                                 1,368,916(2)                  7.85%
and Macy T. Block
     3755 West Dublin-Granville Rd.
     Dublin, Ohio 43017
Grandview Partners, L.P.                                    1,211,500(3)                  6.95%
and Sven B. Karlen, Jr.
     Two International Place
     Boston, Massachusetts 02111
Dimensional Fund Advisors Inc.                              1,104,400(4)                  6.33%
1299 Ocean Avenue
     11th Floor
     Santa Monica, California 90401
Peter R. Kellogg                                            1,550,000(5)                  8.89%
     c/o Spear, Leeds & Kellogg
     120 Broadway
     New York, New York 10271


------------------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(2) Block Investors Partnership is a general partnership consisting of ZS Partners and a trust created by Macy T. Block, of which Mr. Block is trustee and sole beneficiary. Under the terms of the partnership agreement, Mr. Block has the exclusive right to manage and conduct the business of the partnership, including the right to vote all shares of Common Stock of the Corporation held by the partnership. Mr. Block is, therefore, deemed to be the beneficial owner of the shares held of record by Block Investors Partnership. Block Investors Partnership and Mr. Block are deemed to share voting and dispositive power with respect to such shares. Messrs. Sherwood and Epstein are general partners of ZS Partners. Although ZS Partners is one of the two general partners of Block Investors Partnership, it has no voting control over the partnership except under limited circumstances. ZS Partners and Messrs. Sherwood and Epstein disclaim beneficial ownership of the shares held of record by Block Investors Partnership.

(3) By copy of Schedule 13D, dated October 15, 1996, Grandview Partners, L.P. and Sven B. Karlen, Jr. informed the Company that they are the beneficial owners of these shares.

(4) By copy of Schedule 13G, dated February 10, 1998, Dimensional Fund Advisors Inc. informed the Company that these securities are owned by advisory clients of Dimensional Fund Advisors.

(5) Based on information supplied to the Company on Schedule 13D, dated September 4, 1997.


TRANSACTIONS WITH PRINCIPAL SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

      Information concerning an agreement between an affiliate of Mr. Sherwood and the Corporation is provided in "Compensation Committee Interlocks and Insider Participation."

      The Company has entered into a letter agreement with Business Regeneration Services, LLC, ("BRS," formerly known as Business Turnaround Services, LLC), a subsidiary of Price Waterhouse LLP, dated February 11, 1997, as amended on June 17, 1997. Mr. Pate is a Managing Partner of Price Waterhouse LLP and a principal of BRS. Under the letter agreement, BRS was to provide the Corporation with a business turnaround plan and recommendation regarding the Corporation's business. The Corporation agreed to pay BRS for time expended by BRS employees, other than Mr. Pate, and outside consultants engaged by BRS at standard hourly rates, in an aggregate amount not to exceed $100,000 plus expenses for initial consultation and development of a business turnaround plan. Additionally, the Company granted BRS an option to purchase 500,000 shares of the Corporation's Common Stock at a purchase price of $2.1875 per share, the fair market value as of the date of grant. As amended on June 17, 1997, the Corporation agreed to pay BRS (excluding Mr. Pate) an amount not to exceed $12,000 per week to assist with the implementation of the business turnaround plan. The Corporation also has agreed to pay $350 per hour to BRS for Mr. Pate's services as President and Chairman of the Board of the Corporation. In fiscal 1998, the Corporation paid BRS $1,489,571 (in fees and expenses) for services rendered pursuant to this Agreement. Additionally, on January 14, 1998, BRS was granted an additional option to purchase 150,000 shares of the Corporation's Common Stock at a purchase price of $1.84 per share, the fair market value on the date of grant.

EXECUTIVE OFFICERS

      In addition to Mr. Pate and Mr. May, the following persons are executive officers of the Corporation.

      JAMES ROMERO, age 47, was elected Vice President of Operations in October 1996. From November 1995 until September 1996, Mr. Romero served as Vice President of Operations of Eye Master. From June 1994 until November 1995, Mr. Romero served as Director of Sales of Service Merchandise. From April 1990 until June 1994, Mr. Romero served as a Regional Director of Blockbuster Video. From April 1980 until April 1990, Mr. Romero served as a Regional Manager for Tandy - Radio Shack.

      BETH A. SAVAGE, age 29, was elected Chief Financial Officer of the Corporation in February 1998 and Treasurer in April 1998. Prior to joining the Corporation, Ms. Savage served as a Manager with Price Waterhouse LLP working closely with Business Regeneration Services, LLC (BRS) from July 1996 to February 1998. Ms. Savage was a founding

Partner of GBQ Consulting, financial and business consultants in March 1996 through June 1996. From June 1990 to February 1996, Ms. Savage was a Senior Consultant with the Dispute Analysis and Corporate Recovery division of Price Waterhouse LLP. From July 1988 to May 1990, Ms. Savage was employed with Tucker & Tucker Accountants.

      Officers are elected annually by the Board of Directors and serve at its discretion. There are no family relationships among directors and executive officers of the Corporation.

EXECUTIVE COMPENSATION

      The following table sets forth certain information regarding compensation paid during each of the Corporation's last three fiscal years to the Corporation's Chief Executive Officer and each of the Corporation's other executive officers whose annual salary and bonus exceeded $100,000 (the "Named Executive Officers").


                                                         SUMMARY COMPENSATION TABLE
                                                                    ANNUAL                                 LONG TERM
                                                                 COMPENSATION                             COMPENSATION
                                                       --------------------------------     ----------------------------------------
              NAME AND                   FISCAL                                                OPTIONS               ALL OTHER
         PRINCIPAL POSITION               YEAR             SALARY            BONUS                #                COMPENSATION
------------------------------------    --------       --------------    --------------     --------------     ---------------------
R. Carter Pate(1)                         1998               --                --                 --                    --
  President, Chief Executive
  Officer and Chairman of the
Board
Dennis L. May                             1998         $174,462          $  32,250             175,000                 $ 1,308(2)
  Executive Vice President and            1997         $125,134          $  39,359              30,000                 $   487(2)
  Chief Operating Officer                 1996         $ 78,000          $  68,500              25,000                 $   741(2)
Beth A. Savage(3)                         1998               --                --              100,000                     --
  Chief Financial Officer and
  Treasurer
James Romero(4)                           1998         $140,385          $  13,423              40,000                     --
  Vice President of Field                 1997         $ 40,782          $     390              20,000                 $ 2,040(5)
  Operations

------------------------------------

(1) Mr. Pate is a principal of BRS and is not paid directly by the Corporation. The Corporation pays BRS at an hourly rate of $350 for services rendered by Mr. Pate. For a description of the remuneration paid by the Company to BRS, see Transactions with Principal Shareholders, Directors and Executive Officers.

(2) Represents amounts contributed by the Corporation to the Sun T.V., Inc. 401(k) Plan.

(3)  Ms. Savage was employed by the Corporation in February 1998.

(4)  Mr. Romero was employed by the Corporation in October 1996.

(5)  Represents executive's moving expenses paid by the Corporation.

                        OPTION GRANTS IN LAST FISCAL YEAR

      The following table provides certain information regarding stock options granted during fiscal 1998 to each of the Named Executive Officers:


                                                                                                          POTENTIAL REALIZED
                                                                                                           VALUE AT ASSUMED
                                                                                                           ANNUAL RATES OF
                                  NUMBER       % OF TOTAL                                                    STOCK PRICE
                                 OF SHARES       OPTIONS                                                   APPRECIATION FOR
                                UNDERLYING       GRANTED          EXERCISE                                OPTION TERMS(2)(3)
                                  OPTIONS       IN FISCAL           PRICE        EXPIRATION       -----------------------------
          NAME                  GRANTED(1)        YEAR          ($/SHARE)(1)        DATE              5% ($)          10% ($)
-------------------------      -------------  -------------     -------------   -------------     -----------     -------------
R. Carter Pate(4)                         --           --               --             --                 --               --

Dennis L. May                        100,000         12.3%         $1.6875       05/02/07           $106,126         $286,944
                                      75,000          9.2%           $1.84       01/14/08            $86,787         $219,936

Beth A. Savage                       100,000         12.3%           $1.89       02/23/08           $118,861         $301,217

James Romero                          40,000          4.9%         $1.6875       05/02/07            $42,450         $107,578

------------------------------------

(1) The option price is the fair market value of the Corporation's Common Stock on the date of grant, determined in accordance with the 1991 Stock Option Plan (i.e., the average of the highest and lowest sale prices per share in the Nasdaq Stock Market on that date). The expiration dates indicated above are the dates fixed when the options were granted.

(2) The dollar amounts in these columns are the product of (a) the difference between (1) the product of the per-share market price at the date of grant and the sum of 1 plus the assumed rate of appreciation (5% and 10%) compounded over the term of the option (ten years) and (2) the per-share exercise price and (b) the number of shares underlying the grant at the end of fiscal 1998.

(3) The appreciation rates stated are arbitrarily assumed, and may or may not reflect actual appreciation in the stock price over the life of the option. Regardless of any theoretical value which may be placed on a stock option, no increase in its value will occur without an increase in the value of the underlying shares. Whether such an increase will be realized will depend not only on the efforts of the recipient of the option, but also upon conditions in the Corporation's industry and market area, competition, and general and local economic conditions, over which the optionee may have little or no control.

(4) Mr. Pate is a principal of BRS and is not paid directly by the Corporation. In fiscal 1998, BRS received an option to purchase 150,000 shares of the Corporation's Common Stock. For a description of the remuneration paid by the Company to BRS, see "Transactions with Principal Shareholders, Directors and Executive Officers."

       AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

      The following table provides certain information on option exercises during fiscal 1998 by the Named Executive Officers and the number and value of stock options held by them at March 1, 1998.


                                                                                             VALUE OF UNEXERCISED
                               SHARES                               NUMBER OF                    IN-THE-MONEY
                              ACQUIRED                         UNEXERCISED OPTIONS            OPTIONS AT FISCAL
                                 ON            VALUE         AT FISCAL YEAR END (#)            YEAR END ($)(2)
                              EXERCISE       REALIZED      ---------------------------   ----------------------------
          NAME                   (#)          ($)(1)       EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
------------------------    -------------   -----------    ------------  -------------   -------------  -------------
R. Carter Pate                   --              --              --             --              --       --
Dennis L. May                     0              --           50,289        203,335          $2,809    $108,625
Beth A. Savage                    0              --                0        100,000             --      $48,500
James Romero                      0              --            6,666         53,334             --      $27,400

------------------------------------

(1) Represents the difference between the per share fair market value on the date of exercise and the per share option exercise price, multiplied by the number of shares to which the exercise relates.

(2) Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and per share fair market value at year end. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.



      The following Board of Directors' Compensation Report and Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any of the Corporation's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


 REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS

      The key components of the Corporation's executive officer compensation are annual base salary, cash bonuses and stock option awards. The Compensation and Stock Option Committee (the "Committee"), none of whose members are eligible to receive stock options under the Stock Option Plan, has authority and responsibility to determine and administer the Corporation's officer compensation policies and to fix officer compensation, as well as to administer and determine the grant of options under the Corporation's Stock Option Plan. See "Information Concerning the Board of Directors."

COMPENSATION POLICIES

      The Corporation's compensation policies are intended to (i) ensure a direct correlation between individual performance and total compensation and
(ii) improve earnings per share and return to shareholders by increasing productivity and efficiency and creating a well-trained and highly motivated work force capable of addressing current and future competitive conditions. Base salary should be sufficient to attract and retain qualified executive talent, while bonuses and stock option awards should be significant components of the total executive officer compensation package both to reward current and past superior performance and to provide strong incentives, both short-term and long-term, for superior future performance.

      The level of base salaries is reviewed annually by the Committee and adjusted on the basis of individual performance, the Corporation's overall performance and industry comparisons. While individual performance is emphasized, no specific weight is given to any of these factors.

      Bonuses are designed primarily to reward current and past performance and to provide short-term incentives. An executive officer's bonus is determined on the basis of the officer's individual contribution to the Corporation's operating performance and attainment of its short-term and long-term goals, as well as the Corporation's overall performance for the period both in terms of financial results and shareholder return. No specific weight is given to any of these factors in evaluating executive officer bonuses. However the significance of overall corporate performance increases as an officer's seniority and responsibility increase.

      The Corporation's Stock Option Plan was adopted in 1991 for the purpose of providing long-term incentives to key employees. In determining the size of a stock option award, the Committee considers an individual's past performance, the anticipated value of the individual's contribution to the Corporation's future performance and the total number of shares subject to previously granted stock options held by the individual. No specific weight is given to any of these factors in determining the size of a stock option award.

      The 1993 Omnibus Budget Reconciliation Act ("OBRA") became law in August 1993. Under OBRA, compensation paid to certain executive officers of the Corporation in excess of $1 million may be non-deductible unless it is "performance based" compensation or is otherwise exempt under the law and applicable regulations. Proposed regulations were issued in December 1993 and were amended in December 1994. No compensation paid by the Corporation to date pursuant to any employment agreement now or heretofore in effect has exceeded $1 million. The law is subject to varying interpretations, and final regulations may or may not be consistent with the proposed regulations. Consequently, the Committee has not yet established a policy with respect to the changes in the law effected by OBRA but will review the subject as the law and regulations are clarified and in the light of the potential impact on the Corporation.

FISCAL 1998 COMPENSATION

      Mr. Pate's compensation for fiscal 1998 was fixed pursuant to the letter agreement between BRS and the Corporation. Mr. Pate did not receive any options in fiscal 1998.

                                         COMPENSATION AND STOCK OPTION COMMITTEE

                                                   Macy T. Block
                                                   Brady J. Churches
                                                   Paul D. Bauer
                                                   Frank Doczi

                                PERFORMANCE GRAPH

                      COMPARISON OF CUMULATIVE TOTAL RETURN
           AMONG THE CORPORATION, THE NASDAQ STOCK MARKET - U.S. INDEX
                           AND THE NASDAQ RETAIL INDEX

      The following Performance Graph compares the performance of the Corporation with that of the Nasdaq Stock Market - U.S. Index and the Nasdaq Retail Index, which is a published industry index. The comparison of the cumulative total return to shareholders for each of the periods assumes that $100 was invested on July 17, 1991 (the effective date the Corporation's Common Stock was registered under the Securities Exchange Act of 1934, as amended) in the Common Stock of the Corporation, and on June 30, 1991, in the Nasdaq Stock Market - U.S. Index and the Nasdaq Retail Index and that all dividends were reinvested.

Research Data Group


Sun Tv & Appliances Inc (SNTV)


                                                    CUMULATIVE TOTAL RETURN
                                   ---------------------------------------------------------
                                   2/28/93   2/28/94   2/28/95   2/28/96   2/28/97   2/28/98

Sun Tv & Appliances Inc      SNTV   100.00     80.46     51.01     21.39     12.53     13.25
NASDAQ STOCK MARKET (U.S.)          100.00    118.34    119.99    167.20    199.47    273.10
NASDAQ RETAIL TRADE                 100.00    110.97    101.93    120.33    134.03    177.17

EMPLOYMENT AND SEVERANCE AGREEMENTS

      On October 22, 1997, the Corporation and Dennis L. May, the Corporation's Executive Vice President and Chief Operating Officer, entered into a Severance Agreement. The Severance Agreement provides that if Mr. May's employment is terminated within 90 days of a "triggering event," other than for good cause, he would be entitled to receive an amount equal to his base annual compensation, paid in monthly installments over a twelve-month period. In the event Mr. May accepts employment with another employer within the twelve-month period following his termination of employment with the Corporation, his severance benefit shall cease, provided, however, that in no event will the payments cease prior to the sixth monthly payment (one-half of the severance benefit). For purposes of the Severance Agreement, a "triggering event" is (i) the sale of substantially all the Corporation's assets, (ii) a merger, reorganization or consolidation whereby there is a change in control of the Corporation, (iii) a complete liquidation of the Corporation, or (iv) a transaction occurs which does not fit into categories (i), (ii) or (iii) above, but which the Board of Directors deems to be a triggering event.

      On February 12, 1998, the Corporation and Beth A. Savage, the Corporation's Chief Financial Officer and Treasurer, entered into an Employment Agreement. The Employment Agreement provides for minimum base salary of $140,000 per year, and participation in an annual incentive compensation program. The Employment Agreement provides that if Ms. Savage's employment is terminated by the Corporation, or is terminated by her at the request of the Corporation, within 120 days of a "triggering event" and other than for good cause, she would be entitled to receive an amount equal to nine months of her base salary, paid in monthly installments over a nine-month period. In the event Ms. Savage accepts employment with another employer within the nine-month period following her termination of employment with the Corporation, her severance benefit shall cease, provided, however, that in no event will the payments cease prior to the sixth monthly payment (two-thirds of the severance benefit). For purposes of the Employment Agreement, a "triggering event" is (i) the sale of substantially all the Corporation's assets, (ii) a merger, reorganization or consolidation whereby there is a change in control of the Corporation, (iii) a complete liquidation of the Corporation, (iv) an order for relief is filed with respect to the Corporation under Title 11 United States Bankruptcy Code, (v) a receiver, custodian, or trustee is appointed for the Corporation under any insolvency laws of any state, (vi) a case under Title 11 United States Bankruptcy Code is initiated against the Corporation or an application for appointment of a receiver, custodian or trustee is sought with respect to the Corporation, and in any such instance, such proceeding shall not be timely contested, or if timely contested, remains unstayed or undismissed for a period of 60 days, or (vii) a transaction occurs which does not fit within (i), (ii), (iii), (iv), (v), or
(vi) above, but which the Board of Directors deems to be a triggering event. Additionally, in the event Ms. Savage's employment is terminated by the Corporation without good cause and without the occurrence of a triggering event, she would be entitled to receive an amount equal to six months of her base salary payable in monthly installments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation and Stock Option Committee consists of Messrs. Block, Sherwood, Doczi and Bauer. An affiliate of Mr. Sherwood is a party to an agreement with the Corporation as described below.

      On February 24, 1994, the Corporation entered into an agreement with Claims Administration Corporation, a Delaware corporation ( CAC ), whereby CAC from time to time assumes certain extended service contracts sold by the Corporation to its retail customers. During fiscal 1998, CAC assumed $5,555,211 of extended service contracts. For the fiscal 1998, the Corporation paid approximately $1,954,000 to CAC with respect to contracts assumed during and prior to fiscal 1998. This amount represents payment for a percentage of the cost of the service policies sold, the fees owed for expired contracts net of the expenses of servicing these contracts, and the return deposit on expired contracts. The agreement is cancelable by either party on one month's notice. CAC is a wholly owned subsidiary of Kaye Group, Inc. a publicly held corporation ( Kaye Group ), of which Mr. Sherwood is a director. Mr. Sherwood owns 43.71% of ZS Kaye, Inc., the general partner of ZS Kaye, L.P., which is, in turn, one of two general partners of Kaye International, L.P., the owner of 71.84% of the outstanding common stock of Kaye Group. The other general partner, which is the managing general partner of Kaye International, L.P. is Kaye Investments, L.P. Mr. Sherwood has a limited partnership interest in Kaye International, L.P. Mr. Sherwood may be deemed to be beneficial owner of the common stock of Kaye Group owned by Kaye International, L.P., but he disclaims such beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers, directors and persons who are beneficial owners of more than ten percent of the Corporation's Common Stock ("reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting persons are required by Securities and Exchange Commission regulations to furnish the Corporation with copies of all Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it, the Corporation believes that, during fiscal 1998 all reporting persons fully complied with the filing requirements applicable to such persons.

PROPOSALS BY SHAREHOLDERS FOR 1999 ANNUAL MEETING

      If any shareholder of the Corporation wishes to submit a proposal to be included in next year's Proxy Statement and acted upon at the annual meeting of the Corporation to be held in 1999, the proposal must be received by the Secretary of the Corporation at the principal executive offices of the Corporation, 6600 Port Road, Groveport, Ohio 43125, prior to the close of business on January 30, 1999. Any proposal submitted after that date may be omitted by the Corporation from the proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

      As of the date of this Proxy Statement, management knows of no other business that will come before the meeting. Should any other matter requiring a vote of the shareholders arise, the proxy in the enclosed form confers upon the persons designated to vote the shares discretionary authority to vote with respect to such matter in accordance with their best judgment.

      The Corporation's 1998 Annual Report to Shareholders, including financial statements, was furnished to shareholders prior to or concurrently with the mailing of this proxy material.

                                    By Order of the Board of Directors,

                                    Nicholas A. Mytro
                                    Secretary

                   PROXY--SUN TELEVISION AND APPLIANCE, INC.

         The undersigned shareholder of Sun Television and Appliances, Inc. hereby appoints Dennis L. May, Beth A. Savage and John B. Pisaris, or any one or more of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Sun Television and Appliances, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Sun Television and Appliances, Inc. to be held at the Hyatt on Capitol Square, 75 East State Street, Columbus, Ohio, on Tuesday, June 30, 1998, and at any adjournment or adjournments thereof as follows:

          1.      Election of Directors.
                  [  ]     FOR all nominees listed below (except as marked to
                           the contrary below)
                  [  ]     WITHHOLD AUTHORITY to vote for all nominees listed
                           below
                                   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE
                                     FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE
                                  THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

                           Paul D. Bauer     Brady J. Churches   Thomas Epstein
                           Macy T. Block     R. Carter Pate      Ned L. Sherwood
                           Dennis L. May

          2. Ratification of appointment of KPMG Peat Marwick L.L.P. to serve as independent public accountants for the Corporation for fiscal 1999.
                  [  ]     FOR
                  [  ]     AGAINST
                  [  ]     ABSTAIN

          3. In their discretion to vote upon such other matters as may properly come before the meeting.

     IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF
      DIRECTORS, AND RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK.

   Please sign and date this Proxy below and return in the enclosed envelope.


                                            Date:                         , 1998
                                                 -------------------------




                                            ------------------------------------
                                                       (Signature)



                                            ------------------------------------
                                                       (Signature)

                                             When signing as attorney, executor,
                                              administrator or guardian, please
                                              give full title. All joint owners
                                                        must sign.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS